AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                          THE MAJESTIC COMPANIES, LTD.,
                             a Delaware corporation
                                       AND
                           SKYTEX INTERNATIONAL, INC.,
                              a Nevada corporation



                           Dated as of Octobr 8, 1998

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                          AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and dated as of 8th day of October, 1998, by and between The Majestic Companies, Ltd., a Delaware corporation ("Majestic") and SkyTex International, Inc., a Nevada corporation ("SkyTex"). Majestic and SkyTex are hereinafter sometimes collectively referred to as the "Constituent Corporations".

                               W I T N E S S E T H:
                               --------------------

      WHEREAS, Majestic's authorized capital consists of 20,000,000 shares of capital stock, consisting of 18,000,000 shares of common stock, $.01 par value (the "Common Stock"), of which 16,191,863 shares are issued and outstanding, and 2,000,000 shares of preferred common stock, $0.01 par value (the "Preferred Stock"), of which no shares are issued and outstanding and owned by the current stockholders (the "Stockholders"); and

      WHEREAS, SkyTex's authorized capital consists of 50,000,000 shares of common stock, $.001 par value (the "SkyTex Stock"), 2,500,000 shares of which are issued and outstanding; and

      WHEREAS, SkyTex, and Majestic desire that Majestic be merged into SkyTex (the "Merger") on the terms and conditions set forth in this Agreement; and

      WHEREAS, SkyTex and Majestic entered into a letter of intent dated October 2, 1998 (the "Letter of Intent"), which Letter of Intent calls for the parties to enter into a definitive agreement, being this Agreement, as the terms and conditions set for in the Letter of Intent.

      NOW, THEREFORE, in consideration of the premises and the mutual and dependent promises hereinafter set forth, and other good and valuable consideration, the adequacy and receipt of which are hereby mutually acknowledged, the parties hereby agree as follows:

1.    THE MERGER

         1.1. Merger; Surviving Corporation. Upon the performance of all covenants and obligations of the parties contained herein and upon the fulfillment of all conditions to the obligations of the parties contained herein (other than such covenants, obligations and conditions as shall have been waived in accordance with the terms hereof), and in accordance with the general corporation laws of Delaware and Nevada (the "Corporate Laws"), at the Effective Time (as defined in Section 2.1), Majestic shall be merged with and into SkyTex, and SkyTex shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of

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Nevada. The name of the Surviving Corporation shall be amended to be The
Majestic Companies, Ltd. At the Effective Time, the separate existence of Majestic shall cease.

      1.2. Effect of the Merger. At the Effective Time, all rights, privileges, powers and franchises, whether public or private, all the property, real, personal and mixed, of each of the Constituent Corporations, all debts due to either of them on whatever account and all other things in action belonging to either of them shall be vested in the Surviving Corporation without further act or deed; and all property, rights, privileges, powers and franchises and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate, whether vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; and the Surviving Corporation shall thenceforth be liable for all debts, liabilities and duties of each of the Constituent Corporation, and all said debts, liabilities and duties shall thenceforth attach to and become the debts, liabilities and duties of the Surviving Corporation. No liability or obligation due or to become due at the Effective Time, and no claim or demand for any cause then existing against either of the Constituent Corporations shall be released or impaired by the Merger, and all rights of creditors and all liens upon property of either of the Constituent Corporations shall be preserved unimpaired.

      1.3. Surviving Corporation Organization.

            (a) After the Effective Time, the Articles of Incorporation and Bylaws of SkyTex shall continue as the Articles of Incorporation and Bylaws of the Surviving Corporation unless and until amended in accordance with their terms and as provided by law.

            (b) The board of directors of the Surviving Corporation at the Closing shall consist of four (4) directors nominated by Majestic and one (1) director nominated by SkyTex and such individuals shall serve until their respective successors are duly elected and qualified. The officers of Majestic immediately prior to the Effective Time shall be appointed by the Board of Directors as the officers of the Surviving Corporation until their respective successors are duly elected and/or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

      1.4. Conversion of Shares. The manner of converting or exchanging shares of the capital stock of the Constituent Corporations shall, by virtue of the Merger and without any action on the part of the holders thereof, be as follows:

            (a) Immediately prior to the Closing, Francis A. Zubrowski, James R. Deveney, II and Golden Capital Corporation shall collectively exchange a total of 2,575,000 shares of Majestic's common stock for various considerations from SkyTex including 750,000 warrants for shares of common stock of SkyTex. The terms of such warrants shall provide for exercise of a ratable portion of the aggregate warrants during each succeeding calendar quarter for a period of two
(2) years (at the rate of 93,750


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warrants per quarter) and for an additional two-year period for the exercise of all such warrants. The exercise price for the warrants shall be the current par value of SkyTex's common stock. The shares of Majestic stock to be exchanged hereunder shall, upon exchange, be canceled, and retired by SkyTex and thereafter shall be of no further force and effect.

            (b) At the Closing, the Stockholders of Majestic shall be entitled to receive and shall be issued one (1) share of SkyTex Stock for each one and ninety eight one-hundredths (1.98) shares of Common Stock held at the Effective Time, which shares of SkyTex Stock shall be validly issued, fully paid and non-assessable shares of common stock, par value $.001. As of the Effective Time and upon issuance of SkyTex Stock as set forth above, all shares of Common Stock and Preferred Stock of Majestic shall be of no further force and effect, excepting the right to receive SkyTex Stock therefor. Any fractional shares of SkyTex Stock shall be rounded up to the next highest number.

      1.5. SkyTex Loan.

            (a) A condition to the Closing shall be that Majestic furnish or make arrangements for a loan to SkyTex at the Closing in an amount of not less than Two Hundred and Sixty Thousand Dollars ($260,000) (the "Loan"). The terms of the Loan shall provide for a term to December 31, 1999, interest only payments in November and December of 1998 and a amortizing monthly payment in the amount of $23,100.69 each month during 1999. The Loan shall bear interest at the fixed interest rate of 12% per annum. The Loan shall be secured by collateral as agreed upon by the parties thereto. The Loan shall be used by SkyTex only for the purpose of acquiring the business operations of third parties.

2. CLOSING

      2.1. The Closing and Effective Time of the Merger.

            (a) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, or on such later other date as SkyTex and Majestic shall agree, SkyTex and Majestic shall file a certificate of merger substantially in the form attached as Exhibit C hereto (the "Certificate of Merger") with the Delaware Secretary of State (the "Delaware Secretary of State") and articles of merger substantially in the form attached as Exhibit D (the "Articles of Merger") with the Secretary of State of the State of Nevada (the "Nevada Secretary of State"), and will make all other filings or recordings required by the Corporation Laws in connection with the Merger. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur immediately prior to, and the Merger shall become effective at, the time at which the Certificate of Merger is duly filed with the Delaware Secretary of State and the Articles of Merger are duly filed with the Nevada Secretary of State, or at such later time as is specified by mutual consent of the parties hereto. When used in this Agreement, the term "Effective Date" or "Effective Time" shall mean the date on or time at which the Merger becomes effective by filing and recordation of the later of, or

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as so provided in, the Certificate of Merger and the Articles of Merger. The
date of the Closing is referred to herein as the "Closing Date."

            (b) The Closing shall be held at the offices of Patton, Boggs, L.L.P., 250 W. Pratt Street, Baltimore, Maryland 21201 at 11:00 a.m. on November 3, 1998, or at such other place and time as SkyTex and Majestic shall agree; provided, however, that if Majestic reasonably believes that any of the conditions set forth in Section 5 will not be satisfied, Majestic shall have the right by written notice to SkyTex and Stockholders to postpone the Closing from time to time for up to an aggregate of 60 business days; and, if SkyTex reasonably believes that any of the conditions set forth in Section 6 will not be satisfied, SkyTex shall have the right by written notice to Majestic to postpone the Closing from time to time for up to an aggregate of 60 business days. In the event that the Closing does not occur as herein contemplated, any party hereto not then in default hereunder shall have the right to terminate such party's obligations under this Agreement (by written notice to the other parties), without liability hereunder.

      2.2. Surrender of Stockholders' Stock Certificates. Each certificate evidencing the Common Stock outstanding immediately prior to the Effective Date shall, on or after the Effective Time, be deemed for all corporate purposes to represent and evidence only the right to receive the shares of SkyTex Stock to be received in accordance with Section 1.4(a). Except as provided in the next succeeding sentence, until tender by a stockholder of a certificate evidencing Common Stock, a Stockholder of Majestic shall not have any right to receive SkyTex Stock. The Surviving Corporation shall issue SkyTex Stock on account of any Common Stock certificate which has been lost, stolen or destroyed upon receipt of satisfactory evidence of ownership of the Common Stock represented thereby and of such loss, theft or destruction, and after appropriate indemnification.

      2.3. Surrender of Majestic Stock Certificates. Promptly after the Effective Date, the Surviving Corporation shall issue in the name of each holder of Majestic Stock a stock certificate representing the appropriate number of shares of SkyTex Stock of the Surviving Corporation in exchange for the certificate or certificates which formerly represented shares of Majestic Stock, which shall be immediately cancelled.

3. REPRESENTATIONS AND WARRANTIES AND COVENANTS OF MAJESTIC.

      Majestic hereby represents, warrants and agrees as follows:

      3.1. Organization and Good Standing.

            (a) Majestic is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the legal right and all necessary corporate power and authority to own all of its assets and to carry on its business as it is now being conducted, and the character of the properties owned or leased by Majestic and the nature of the business transacted by Majestic do not require that Majestic be qualified to do business as a foreign corporation in any jurisdiction

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other than the State of California in which jurisdiction Majestic has so qualified and is in good standing.

            (b) A copy of the Certificate of Incorporation, as amended, of Majestic (certified by the Delaware Secretary of State as of a recent date) and the By-Laws, as amended, of Majestic (certified by the Secretary of Majestic as of the date hereof) have been delivered to SkyTex, are complete and correct and reflect all amendments to such documents.

      3.2. Capitalization. Majestic's authorized capital stock consists of 18,000,000 shares of common stock, $.01 par value (the "Common Stock") and 2,000,000 shares of preferred stock, ($0.01 par value (the "Preferred Stock"). A total of 16,191,863 shares of Common Stock are outstanding, all of which are validly issued, fully paid and non-assessable and are not subject to pre-emptive rights. No shares of Preferred Stock are issued and outstanding. Schedule 3.2 sets forth a list of all stockholders of Majestic and the number of shares held by each stockholder. No securities convertible into equity securities of Majestic have been issued. Other than this Agreement and the capital stock and warrants set forth on Schedule 3.2 hereof, there are no outstanding warrants, options, rights, agreements, calls or commitments (i) to which Majestic is a party relating to the authorized but unissued Common Stock of Majestic or providing for the authorization or issuance of additional shares of the capital stock of Majestic, or (ii) to which Majestic or any other person or entity is a party relating to the issued and outstanding Common Stock.

      3.3. Subsidiaries. Schedule 3.3 sets forth the name, authorized capital stock and the record ownership of the outstanding shares of capital stock of each corporation as to which Majestic owns more than ten percent (10%) of its outstanding capital stock (each such corporation, a "Subsidiary"). All of the outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable. Other than as set forth on Schedule 3.3, there are no other issued or outstanding equity securities of any Subsidiary, and there are no other issued or outstanding equity securities of any of Subsidiary convertible at any time into equity securities of any Subsidiary. No Subsidiary is subject to any commitment or obligation that would require the issuance or sale of additional shares of its capital stock at any time under options, subscriptions, warrants, rights or any other obligations.

      3.4. Title to Shares. Each Stockholder now owns, and has good, valid and marketable title to the shares of Common Stock to be exchanged by him pursuant to this Agreement free and clear of any Liens. Other than this Agreement, there are no agreements, understandings or commitments between Stockholders and any person or entity with respect to the sale, transfer or other disposition of any of such shares of Common Stock.

         3.5. Authority; Validity of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Majestic does not, and will not, violate any provisions of the Certificate of

                                      -6-
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Incorporation or By-Laws of Majestic or violate any provision of, or cause a default under, or result in the acceleration of any obligation under, any agreement, instrument, lease, Lien, Judgment, statute, law, rule or regulation to which Majestic is a party or by which Majestic or the property of Majestic may be bound or affected, or conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the assets of Majestic under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument or document to which Majestic is a party or by which any of the Company or the assets of the Company is bound or affected. Except as set forth in Schedule 3.5, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Majestic does not, and will not, require the consent or approval of, or filing with, any court or administrative or governmental authority, or any other third party. Majestic has the full legal right, power and authority to enter into this Agreement and to carry out the transactions herein contemplated. The execution, delivery and performance of this Agreement have been duly authorized and approved by all necessary corporate action on the part of Majestic, subject to approval of the stockholders of Majestic as required by Section 8.5 hereof. This Agreement, when executed, will constitute the legal, valid and binding agreement of Majestic, enforceable against Majestic in accordance with its terms, subject only to any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


      3.6. Financial Statements. Attached as Schedule 3.6. is the unaudited consolidated balance sheet for Majestic as of September 30, 1998, a related statement of income, and a stockholders' equity for such period. All such financial statements (i) are in accordance with the books and records of Majestic and (ii) present accurately, fairly and in accordance with generally accepted accounting principles applied on a consistent basis the financial position and results of operations and changes in financial position of Majestic as of the date and for the period indicated.


      3.7. Accounts and Notes Receivable. Schedule 3.7 lists the obligors and outstanding balances of all accounts and notes receivable of Majestic; all such accounts and notes receivable are reflected on the Balance Sheet. The accounts and notes receivable of Majestic reflected or shown on the Balance Sheet arose and will arise from bona fide transactions in the ordinary course of business, and will have been collected or be fully collectible in the book amounts thereof, after taking into account the reserve for doubtful accounts shown on the Balance Sheet.

      3.8. Inventories. All of the inventories of Majestic, including work in progress inventories, consist of a quality and quantity usable and saleable in the ordinary and usual course of the business. The quantities of each type of inventory are not excessive, but are reasonable and warranted in the present circumstances of Majestic.

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Except as set forth in Schedule 3.8, the value, quantities and types of inventories of Majestic in all material respects are as reflected in the Balance Sheet.

      3.9. Absence of Undisclosed Liabilities. Except as set forth in Schedule
3.9 and as reflected in the Balance Sheet, (i) Majestic has no liabilities of any nature (matured or unmatured, fixed or contingent); (ii) all reserves established by Majestic and set forth in the Balance Sheet are adequate; and
(iii) there are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards board in March, 1975) which are not adequately disclosed in the Balance Sheet as required by said Statement No. 5.

      3.10. Absence of Certain Changes or Events.

            3.10.1. Financial Condition; Assets and Operations. Except as disclosed in writing to SkyTex prior to the date of this Agreement, since September 30, 1998 there has been no material adverse change in Majestic's financial condition, properties, business, prospects or results of operations, and no material adverse change in the equity or long-term debt of Majestic or decrease in net working capital of Majestic as compared with the amounts shown on the Balance Sheet (all as determined in accordance with generally accepted accounting principles consistently applied throughout the applicable period). Since September, 1998, Majestic has conducted its business only in the usual and ordinary manner and in the ordinary course of business.

            3.10.2. Capital Stock, Options, Dividends, etc. Since September 30, 1998, there has not been (i) any change in Majestic's authorized, issued or outstanding capital stock, except in the ordinary course of business and for valid consideration; (ii) any pledge, hypothecation or other encumbrance of any shares of Majestic's capital stock; the granting of any stock option or right to purchase shares of Majestic's capital stock; (iii) any issuance of any security convertible into shares of Majestic's capital stock; (iv) any purchase, redemption, retirement or other acquisition or sale of any shares of Majestic's capital stock; or (v) any declaration, setting aside or payment of any dividend or the making of any other distribution or payment in respect of Majestic's capital stock.

            3.10.3. Sale or Pledge of Assets; Incurring of Indebtedness. Since September 30, 1998, (i) there has not occurred any sale or lease of capital assets of Majestic with an original cost in excess of $10,000 for any single item; (ii) no Lien has been imposed on any of the properties or assets of Majestic; (iii) no indebtedness has been incurred, assumed or guaranteed by Majestic, except in the ordinary course of business; or (iv) there has been no entering into or termination by Majestic of any material agreement, other than the Letter of Intent and this Agreement, except in the ordinary course of business. There are no agreements, understandings or commitments between Majestic or Stockholders and any person or entity with respect to any merger, consolidation or sale of substantially all assets by Majestic.

      3.11. Assets; Encumbrances. Schedule 3.11 lists or describes: (i) all capitalized improvements located on premises leased or owned by Majestic; and
(ii) by

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location, all capitalized machinery, office equipment, furniture, fixtures, components, tools and similar personal property owned or leased (identifying those leased) by Majestic which are used or useful in connection with its business, along with a brief description of each, with items having a value of less than $10,000 grouped together for identification. Except as set forth in
Schedule 3.11 or as reflected in the Balance Sheet, Majestic has good and marketable title to all property and assets, real, personal or mixed, tangible or intangible, reflected in the Balance Sheet, free and clear of all Liens. The tangible assets of Majestic are in good operating condition, well-maintained, free from any material defects, and are adequate for the operation of Majestic's business as presently conducted, except for technological obsolescence. Since September 30, 1998, there has been no material damage or destruction of Majestic's property by fire or other casualty, whether or not covered by insurance.

      3.12. Leases. All leases for any property leased by Majestic are listed on
Schedule 3.12. With respect to such leases, (i) all are legally valid and binding on Majestic or as the case may be on the other parties thereto and in full force and effect; (ii) no material event of default or event which would constitute a material event default but for the requirement that notice be given, a period of time elapse, or both, has occurred or is continuing; (iii) none of the rights of Majestic thereunder will be impaired by the execution, delivery or performance of this Agreement; (iv) all of the rights of Majestic thereunder will be enforceable by Majestic after the Closing without the consent or agreement of any other party; (v) Majestic has furnished or made available to SkyTex true and correct copies of all leases listed in Schedule 3.12, as amended to date; and (vi) no offset or defense presently exists with respect to any rents or other sums payable or to become payable by any lessee under a lease of any property owned by Majestic.

         3.13. Agreements. Majestic is not a party to any written or oral (i) contract, agreement, arrangement, understanding or commitment for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment involving payments by Majestic of more than $25,000 or in excess of normal operating requirements; (ii) indenture or other contract, agreement, arrangement, understanding or commitment relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a Lien on any assets of Majestic; (iii) contract, agreement, arrangement, understanding or commitment for capital expenditures in excess of $25,000; (iv) guaranty of any obligations, whether for borrowed money or otherwise, or other commitment under which Majestic is or may be liable for the debts of others; (v) contract, agreement, arrangement, understanding or commitment under which Majestic is obligated to pay any broker's fees, finder's fees or any such similar fees, to any third party for any reason; (vi) partnership, joint venture, joint operating, joint marketing or similar contract, agreement, arrangement, understanding or commitment; (vii) agreement vesting a power of attorney in any third party; or
(viii) any other contract, agreement, arrangement, understanding or commitment which is material to the business of Majestic, and which is not otherwise set forth on any Schedule hereto. Except as set forth in Schedule 3.13, Majestic is not engaged in any negotiations

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which, if reduced to a written contract of a type required to be disclosed pursuant to this Section 3.13, would be required to be set forth in Schedule
3.13. With respect to the contracts, agreements, arrangements, understandings and commitments listed in Schedule 3.13, (i) all are legally valid and binding on Majestic or as the case may be on the other parties thereto and in full force and effect; (ii) no material event of default or event which would constitute a material event of default but for the requirement that notice be given, a period of time elapse, or both has occurred or is continuing; (iii) none of the rights of Majestic thereunder will be impaired by the execution, delivery or performance of this Agreement; (iv) all of the rights of Majestic thereunder will be enforceable by Majestic after the Closing Date without the consent or agreement of any other party, except as disclosed on Schedule 3.13 or 3.5; and
(v) Majestic has furnished or made available to SkyTex true and correct copies of all written agreements and other documents listed in Schedule 3.13, as amended to date.

      3.14. Equity Investments. Schedule 3.14 lists all equity and proprietary holdings in any corporation, association, trust, partnership or other entity including, but not limited to, stocks, bonds, negotiable instruments, other interests currently owned by or held in the name of Majestic.

      3.15. Burdensome Restrictions. Majestic is not (i) obligated under any contract or agreement not a part of or described in a Schedule to this Agreement or (ii) subject to any commitment, charter or other corporate restriction which materially and adversely affects, or is expected by Stockholders in the future materially and adversely to affect, its business, properties, assets, prospects or condition (financial or otherwise).

      3.16. Intellectual Property Rights. Except in each case as set forth in
Schedule 3.16:

            (a) Majestic owns, possesses, or has the right to use all Intellectual Property Rights (as hereinafter defined) necessary or required for the conduct of their business as presently conducted or as currently proposed to be conducted in the future, including, but not limited to, those Intellectual Property Rights identified in said Schedule 3.16;

            (b) no royalties or other amounts are payable by Majestic to other persons by reason of the ownership or use of Intellectual Property Rights except as set forth in any licenses therefor; and

            (c) (i) no product or service marketed or sold or currently proposed to be marketed or sold in the future by Majestic violates or will violate any license or infringes or will infringe any Intellectual Property Rights of others, (ii) Majestic has not received any notice that any of their Intellectual Property Rights or the operation or currently proposed operation of Majestic's businesses conflicts or will conflict with Intellectual Property Rights of others, and (iii) there is not any reasonable basis to believe that any such violation, infringement or conflict will or may exist.

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

            (d) Majestic is not a party or subject to any contract or agreement which currently requires, or upon the passage of time or occurrence of an event or contingency (whether of default or otherwise) will require, the conveyance of, or disclosure of secret processes or formulae related to, any Intellectual Property Right necessary or required for the conduct of its business.

      As used herein, the term "Intellectual Property Rights" means all licenses, patents, trademarks, service marks, trade names, copyrights, inventions, trade secrets, customer lists, proprietary processes and formulae, applications for patents, trademarks and copyrights, and other industrial and intellectual property rights.

         3.17. Books of Account; Returns and Reports. The books of account of Majestic fairly and reflect all of Majestic's items of income and expense, and all assets and liabilities and accruals, capital and surplus, and are prepared and maintained in form and substance adequate for preparing audited financial statements, in accordance with generally accepted accounting principles consistently applied. Majestic has filed all reports and returns required by any law or regulation to be filed for Majestic, and has duly paid or accrued on its books of account all applicable duties and charges due (or assessed against them) pursuant to such reports. There has been no material transaction with respect to the business or operations of Majestic which is not fully described in such books of account, herein or on the schedules hereto.

      3.18. No Defaults. Majestic is not in violation or default (i) under its Certificate of Incorporation or its By-Laws, (ii) under any note, indenture, mortgage, lease, agreement, franchise agreement, contract, purchase order or other instrument or document to which Majestic is a party or by which it or any of its assets is bound or affected, or (iii) with respect to any order, writ, law, regulation, statute, rule, injunction or decree of any court or any Federal, state, local or other governmental agency or instrumentality. There exists no condition, event or act which, with or without the passage of time or the giving of notice or both, could conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the assets of Majestic under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument or document or order, writ, injunction or decree.

         3.19. Tax Returns. The provisions for taxes reflected in the Balance Sheet is sufficient for the payment of all unpaid Fees, Taxes and Other Charges of Majestic, whether or not disputed, which were then, are or may become payable by Majestic at any time as a result of events occurring on or before the Balance Sheet Date. Majestic has timely and duly filed all United States Federal, state and local and non-United States tax returns which are required to be filed and has paid, or in its books made provision for the payment of, all Fees, Taxes and Other Charges which said returns disclose as having become due and payable or which have become due and payable pursuant to any assessment received. Majestic has not received from any authority any notice of underpayment of any Fees, Taxes and Other Charges. No administrative

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or judicial proceedings relating to the tax liability of Majestic are pending and, to the knowledge of Majestic, the institution of any such proceedings is not contemplated by any authority. Majestic has not filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended, nor has Majestic waived restrictions on assessment or collection of taxes or consented to the extension of any statute of limitations with respect to taxation.

      3.20. Insurance. Schedule 3.20 sets forth each insurance policy (specifying the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium and any pending claims thereunder) maintained by Majestic on its properties, assets, business or personnel, including, without limitation, product liability, fidelity, business interruption and other liability insurance, and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the conditions of the properties and assets owned, leased, occupied and operated by Majestic. No notice from any insurance carrier insuring Majestic has been received by Majestic claiming that Majestic is in default with respect to any provision contained in any insurance policy, and Majestic has not failed to give any notice or present any claim under any insurance policy in due and timely fashion. The insurance maintained by Majestic on its assets, business and personnel is in type and amount adequate for Majestic's business and in accordance with the standards of the industry in which Majestic operates, and is under policies currently in effect and issued by insurers of recognized responsibility.

      3.21. Compliance with Laws, etc. Majestic is in compliance with all Federal, state, local and foreign laws, ordinances, regulations and orders applicable to its business, and the business of Majestic as currently conducted and as proposed to be conducted in the future is not and will not conflict in any way materially adverse to Majestic with any such law, ordinance, regulation or order. Majestic has obtained all Federal, state, local and foreign governmental consents, authorizations, licenses, registrations, permits and approvals material to or necessary for the ownership of its properties and assets and the conduct of its business; all such licenses, registrations and permits are in full force and effect; there have been no violations in respect of any such authorization, license, registration or permit in any way materially adverse to Majestic; and no proceeding is pending or, to the Knowledge of Majestic threatened, to revoke or limit any such authorization, license, registration or permit.

      3.22. Related Transactions. Except as set forth in Schedule 3.22, no current or former stockholder, director, officer, employee, consultant or independent contractor of Majestic is currently, directly or indirectly, a party to any transaction with Majestic providing for the furnishing of services by or to, the rental of real or personal property to or from, the loan of money to or from, or otherwise requiring the payment of consideration to or from, any such person. With respect to such agreements and transactions set forth in Schedule 3.22, each constitutes a bona fide, arms-length transaction, is commercially reasonable, and reasonably benefits Majestic.

      3.23. Litigation. Except as disclosed in Schedule 3.23, (i) there is no Proceeding pending or threatened against or relating to Majestic or its properties or business or the transactions contemplated by this Agreement, (ii) there is no basis for any Proceeding against or relating to Majestic or its properties or business or the transactions contemplated by this Agreement, and
(iii) Majestic is not subject to any outstanding Judgment. There is no Proceeding pending or threatened, which would prevent or interfere with the consummation of the transactions contemplated by this Agreement.

         3.24.    Employment of Officers, Employees and Consultants.

            (a) Schedule 3.24 sets forth (i) the name of, and the current annual salary and other compensation (including benefits such as provision of an automobile, insurance, retirement plans, etc.) or the rate of compensation payable by Majestic to each director, officer, employee, consultant, independent contractor, and stockholder of Majestic, (ii) each loan or advance (other than routine travel advances) made by Majestic to any director, officer, employee, consultant, independent contractor or stockholder of Majestic, and the current status thereof, whether or not presently outstanding and (iii) the names of all persons or entities that have been employed by Majestic since January 1, 1998, as consultants or other similar independent contractors and the amount of compensation paid to or for the benefit of each such person or entity since such date.

            (b) No third party may assert any valid claim against Majestic or SkyTex with respect to (i) the continued employment by or association with Majestic of any of the present directors, officers or employees of, or independent contractors to, Majestic, or (ii) the continued use by Majestic or any of the present directors, officers or employees of Majestic of any information which Majestic or any present director, officer or employee of Majestic would be prohibited from using under any prior agreements or arrangements or under any laws, including, without limitation, laws applicable to unfair competition, trade secrets or proprietary information.

            (c) Except as set forth in Schedule 3.24, there are no grievances, disputes or controversies pending or threatened between Majestic and any of its or their present or former directors, officers, employees, consultants or independent contractors, and Majestic is not currently subject to any claims by present or former directors, officers, employees, consultants or independent contractors, including, without limitation, claims for wages, salaries, commissions or benefits.

      3.25. Employment Contracts, Profit Sharing Plans, etc. Schedule 3.25 sets forth all employment contracts, bonus, stock option, stock purchase, profit sharing, pension, retirement, medical insurance, disability insurance, incentive or other compensation or retirement arrangements to which Majestic is a party (together with and including all Majestic Employee Plans) and all amendments or modifications, if any, thereto accompanied by certified copies of any agreements, including trust agreements, embodying such contracts, plans or arrangements, together with certified copies of any determination letters issued by the Internal Revenue Service or U.S. Department of Labor with respect thereto. Each Majestic Employee Plan and other employment benefit set forth on Schedule 3.25 is in compliance with all applicable Federal, state and local laws, ordinances and regulations.

      3.26. Investment in Competing Business. No director or officer of Majestic owns of record or beneficially (i) any equity interest or any other financial or profit interest in any firm, corporation, partnership, joint venture, trust, association or other entity (a "Business Entity") which is in competition with Majestic with respect to any line of Majestic's products in any market (a "Competing Business"), or (ii) more than three per cent (3%) of the outstanding capital stock of any Competing Business which is publicly traded on any recognized exchange or in the over-the-counter market.

      3.27. Compliance with Environmental Laws. Without in any way limiting the generality of Section 3.21, Majestic is in substantial compliance with all applicable laws, governmental rules, ordinances, regulations and orders pertaining to the presence, management, release, discharge, and disposal of toxic or hazardous waste material or substances, pollutants (including conventional pollutants) and contaminants ("Waste"), including, without limitation, the Emergency Planning and Community Right to Know Act (Title III of Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. ss.11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss.660, and the standards, including hazard communications and the reporting, labeling and document retention standards relating to hazardous substances, wastes, materials and/or chemicals promulgated thereunder, the federal Clean Water Act, 33 U.S.C. ss.1251 et seq., the federal Clean Air Act, 42 U.S.C. ss.7401 et seq., the federal Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq., the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. ss.9601 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.2601 et seq., as well as applicable state and local law, including state law implementing such federal statutes, and with applicable federal, state, and local regulations implementing any of the foregoing environmental laws.

      3.28. Labor Relations. Majestic is not a party to any collective bargaining agreement or other labor contract. There has not been any effort to organize the employees of Majestic not belonging to any union, and no application or complaint has been filed by a union or employee of Majestic with the National Labor Relations Board.

      3.29. Minute Books, Records, etc. The minute books of Majestic contain complete and accurate records of all actions of the stockholders and Board of Directors of Majestic, including, without limitation, all committees of either. The minute books, stock certificate books and stock ledgers of Majestic contain no errors or omissions, and there has been no transaction involving the business of Majestic which, according to accepted legal practice, should have been set forth in such books other than those in fact set forth therein.

4. REPRESENTATIONS AND WARRANTIES OF SKYTEX

      SkyTex hereby represents, warrants and agrees as follows:

      4.1. Organization and Good Standing.

            (a) SkyTex is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the legal right and all necessary corporate power and authority to own all of its assets and to carry on its business as it is now being conducted, and the character of the properties owned or leased by SkyTex and the nature of the business transacted by SkyTex do not require that SkyTex be qualified to do business as a foreign corporation in any other jurisdiction.

            (b) A copy of the Articles of Incorporation, as amended, of SkyTex (certified by the Secretary of State of Nevada as of a recent date) and the By-Laws, as amended, of SkyTex (certified by the Secretary of SkyTex as of the date hereof) and attached hereto on Schedule 4.1 are complete and correct and reflect all amendments to such documents.

      4.2. Capitalization. SkyTex's authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value (the "SkyTex Stock"). No other equity securities of SkyTex have been authorized for issuance. A total of
         2,500,000 shares of SkyTex Stock are outstanding, all of which are validly issued, fully paid and non-assessable and are not subject to pre-emptive rights. Schedule 4.2 sets forth a list of all stockholders of SkyTex and the number of shares held by each stockholder. No securities convertible into equity securities of SkyTex have been issued. There are no outstanding warrants, options, rights, agreements, calls or commitments (i) to which SkyTex is a party relating to the authorized but unissued SkyTex Stock or providing for the authorization or issuance of additional shares of the capital stock of SkyTex, or (ii) to which SkyTex or any other person or entity is a party relating to the issued and outstanding SkyTex Stock.

      4.3. Subsidiaries. Schedule 4.3 sets forth the name, authorized capital stock and the record ownership of the outstanding shares of capital stock of each corporation as to which SkyTex owns more than ten percent (10%) of its outstanding capital stock (each such corporation, a "Subsidiary"). All of the outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable. Other than as set forth on Schedule 4.3, there are no other issued or outstanding equity securities of any Subsidiary, and there are no other issued or outstanding equity securities of any of Subsidiary convertible at any time into equity securities of any Subsidiary. No Subsidiary is subject to any commitment or obligation that would require the issuance or sale of additional shares of its capital stock at any time under options, subscriptions, warrants, rights or any other obligations.

      4.4. Title to Shares. Each stockholder of SkyTex has good, valid and marketable title to the shares of SkyTex Stock free and clear of any Liens. Other than this Agreement and any agreements disclosed to Majestic or as set for on Schedule 4.4, there are no agreements, understandings or commitments between such stockholders and any person or entity with respect to the sale, transfer or other disposition of any of such shares of SkyTex Stock.

      4.5. Authority; Validity of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by SkyTex do not, and will not, violate any provisions of the Articles of Incorporation or By-Laws of SkyTex or violate any provision of, or cause a default under, or result in the acceleration of any obligation under, any agreement, instrument, lease, Lien, Judgment, statute, law, rule or regulation to which SkyTex is a party or by which SkyTex or the property of SkyTex may be bound or affected, or conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the assets of SkyTex under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument or document to which SkyTex is a party or by which SkyTex or the assets of SkyTex are bound or affected. Except as set forth in Schedule 4.5, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by SkyTex does not, and will not, require the consent or approval of, or filing with, any court or administrative or governmental authority, or any other third party. SkyTex has the full legal right, power and authority to enter into this Agreement and to carry out the transactions herein contemplated. The execution, delivery and performance of this Agreement have been duly authorized and approved by all necessary corporate action on the part of SkyTex, subject to approval of the stockholders of SkyTex as required by Section 9.5 hereof. This Agreement, when executed, will constitute the legal, valid and binding agreement of SkyTex, enforceable against SkyTex in accordance with its terms, subject only to any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4.6. Financial Statements. Attached as Schedule 4.6. is the unaudited consolidated balance sheet for SkyTex as of August 31, 1997, December 31, 1996 and December 31, 1995, and the related audited statement of income, and stockholders' equity and changes in financial position for the years ending on the foregoing dates, in each case including the notes thereto and certified by Barry L. Friedman, P.C., independent certified public accountants. Attached as
Schedule 4.6(A) is the unaudited consolidated balance sheet of SkyTex as of September 30, 1998 (the "Balance Sheet"), and the related unaudited statement or income, stockholders' equity and changes in financial position for the period ended September 30, 1998 in each case including the notes thereto. (August 31, 1997, is hereinafter sometimes referred to as the "Audit Date"; September 30, 1998 is hereinafter sometimes referred to as the "Balance Sheet Date".) All such financial statements (i) are in accordance with the books and records of SkyTex and (ii) present accurately, fairly and in accordance with generally accepted accounting principles applied on a consistent basis the financial position and results of operations and changes in financial position of SkyTex as of the date and for the period indicated.

      4.7. Accounts and Notes Receivable. Schedule 4.7 lists the obligors and outstanding balances of all accounts and notes receivable of SkyTex; all such accounts and notes receivable are reflected on the Balance Sheet. The accounts and notes receivable of SkyTex reflected or shown on the Balance Sheet arose and will arise from bona fide transactions in the ordinary course of business, and will have been collected or be fully collectible in the book amounts thereof, after taking into account the reserve for doubtful accounts shown on the Balance Sheet.

      4.8. Inventories. All of the inventories of SkyTex, including work in progress inventories, consist of a quality and quantity usable and saleable in the ordinary and usual course of the business. The quantities of each type of inventory are not excessive, but are reasonable and warranted in the present circumstances of SkyTex. Except as set forth in Schedule 4.8, the value, quantities and types of inventories of SkyTex in all material respects are as reflected in the Balance Sheet.

      4.9. Absence of Undisclosed Liabilities. Except as set forth in Schedule
4.9 and as reflected in the Balance Sheet, (i) SkyTex has no material liabilities of any nature (matured or unmatured, fixed or contingent); (ii) all reserves established by SkyTex and set forth in the Balance Sheet are adequate; and (iii) there are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards board in March, 1975) which are not adequately disclosed in the Balance Sheet as required by said Statement No. 5.

      4.10. Absence of Certain Changes or Events.

            4.10.1. Financial Condition; Assets and Operations. Except as disclosed in writing to Majestic prior to the date of this Agreement, since September 30, 1998 there has been no material adverse change in SkyTex's financial condition, properties, business, prospects or results of operations, and no material adverse change in the equity or long-term debt of SkyTex or decrease in net working capital of SkyTex as compared with the amounts shown on the Balance Sheet (all as determined in accordance with generally accepted accounting principles consistently applied throughout the applicable period). Since September 30, 1998, SkyTex has conducted its business only in the usual and ordinary manner and in the ordinary course of business.

            4.10.2. Capital Stock, Options, Dividends, etc. Since September 30, 1998, there has not been (i) any change in SkyTex's authorized, issued or outstanding capital stock except in the ordinary course of business and for valid consideration; (ii) any pledge, hypothecation or other encumbrance of any shares of SkyTex's capital stock; the granting of any stock option or right to purchase shares of SkyTex's capital stock; (iii) any issuance of any security convertible into shares of SkyTex's capital stock; (iv) any purchase, redemption, retirement or other acquisition or sale of any shares of SkyTex's capital stock except on the ordinary course of business and for valid consideration; or (v) any declaration, setting aside or payment of any dividend or the making of any other distribution or payment in respect of SkyTex's capital stock.

            4.10.3. Sale or Pledge of Assets; Incurring of Indebtedness. Since September 30, 1998, (i) there has not occurred any sale or lease of capital assets of SkyTex with an original cost in excess of $10,000 for any single item;
(ii) no Lien has been imposed on any of the properties or assets of SkyTex;
(iii) no indebtedness has been incurred, assumed or guaranteed by SkyTex, except in the ordinary course of business; or (iv) there has been no entering into or termination by SkyTex of any material agreement, other than the Letter of Intent and this Agreement, except in the ordinary course of business. There are no agreements, understandings or commitments between SkyTex or Stockholders and any person or entity with respect to any merger, consolidation or sale of substantially all assets by SkyTex.

      4.11. Assets; Encumbrances. Schedule 4.11 lists or describes: (i) all capitalized improvements located on premises leased or owned by SkyTex; and (ii) by location, all capitalized machinery, office equipment, furniture, fixtures, components, tools and similar personal property owned or leased (identifying those leased) by SkyTex which are used or useful in connection with its business, along with a brief description of each, with items having a value of less than $10,000 grouped together for identification. Except as set forth in
Schedule 4.11 or as reflected in the Balance Sheet, SkyTex has good and marketable title to all property and assets, real, personal or mixed, tangible or intangible, reflected in the Balance Sheet, free and clear of all Liens. The tangible assets of SkyTex are in good operating condition, well-maintained, free from any material defects, and are adequate for the operation of SkyTex's business as presently conducted, except for technological obsolescence. Since September 30, 1998, there has been no material damage or destruction of SkyTex's property by fire or other casualty, whether or not covered by insurance.

      4.12. Leases. All leases for any property leased by SkyTex are listed on
Schedule 4.12. With respect to such leases, (i) all are legally valid and binding on SkyTex or as the case may be on the other parties thereto and in full force and effect; (ii) no material event of default or event which would constitute a material event default but for the requirement that notice be given, a period of time elapse, or both, has occurred or is continuing; (iii) none of the rights of SkyTex thereunder will be impaired by the execution, delivery or performance of this Agreement; (iv) all of the rights of SkyTex thereunder will be enforceable by SkyTex after the Closing without the consent or agreement of any other party; (v) SkyTex has furnished or made available to Majestic true and correct copies of all leases listed in Schedule 4.12, as amended to date; and (vi) no offset or defense presently exists with respect to any rents or other sums payable or to become payable by any lessee under a lease of any property owned by SkyTex.

         4.13. Agreements. SkyTex is not a party to any written or oral (i) contract, agreement, arrangement, understanding or commitment for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment involving payments by SkyTex of more than $25,000 or in excess of normal operating requirements; (ii) indenture or other contract, agreement, arrangement, understanding or commitment relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a Lien on any assets of SkyTex; (iii) contract, agreement, arrangement, understanding or commitment for capital expenditures in excess of $25,000; (iv) guaranty of any obligations, whether for borrowed money or otherwise, or other commitment under which SkyTex is or may be liable for the debts of others; (v) contract, agreement, arrangement, understanding or commitment under which SkyTex is obligated to pay any broker's fees, finder's fees or any such similar fees, to any third party for any reason;
(vi) partnership, joint venture, joint operating, joint marketing or similar contract, agreement, arrangement, understanding or commitment; (vii) agreement vesting a power of attorney in any third party; or (viii) any other contract, agreement, arrangement, understanding or commitment which is material to the business of SkyTex, and which is not otherwise set forth on any Schedule hereto. Except as set forth in Schedule 4.13, SkyTex is not engaged in any negotiations which, if reduced to a written contract of a type required to be disclosed pursuant to this Section 4.13, would be required to be set forth in Schedule
4.13. With respect to the contracts, agreements, arrangements, understandings and commitments listed in Schedule 4.13, (i) all are legally valid and binding on SkyTex or as the case may be on the other parties thereto and in full force and effect; (ii) no material event of default or event which would constitute a material event of default but for the requirement that notice be given, a period of time elapse, or both has occurred or is continuing; (iii) none of the rights of SkyTex thereunder will be impaired by the execution, delivery or performance of this Agreement; (iv) all of the rights of SkyTex thereunder will be enforceable by SkyTex after the Closing Date without the consent or agreement of any other party, except as disclosed on Schedule 4.13 or 3.5; and (v) SkyTex has furnished or made available to Majestic true and correct copies of all written agreements and other documents listed in Schedule 4.13, as amended to date.

      4.14. Equity Investments. Schedule 4.14 lists all equity and proprietary holdings in any corporation, association, trust, partnership or other entity including, but not limited to, stocks, bonds, negotiable instruments, other interests currently owned by or held in the name of SkyTex.

      4.15. Burdensome Restrictions. SkyTex is not (i) obligated under any contract or agreement not a part of or described in a Schedule to this Agreement or (ii) subject to any commitment, charter or other corporate restriction which materially and adversely affects, or is expected by Stockholders in the future materially and adversely to affect, its business, properties, assets, prospects or condition (financial or otherwise).

      4.16. Intellectual Property Rights. Except in each case as set forth in
Schedule 4.16:

            (a) SkyTex owns, possesses, or has the right to use all Intellectual Property Rights (as hereinafter defined) necessary or required for the conduct of their business as presently conducted or as currently proposed to be conducted in the future, including, but not limited to, those Intellectual Property Rights identified in said Schedule 4.16;

            (b) no royalties or other amounts are payable by SkyTex to other persons by reason of the ownership or use of Intellectual Property Rights except as set forth in any licenses therefor; and

            (c) (i) no product or service marketed or sold or currently proposed to be marketed or sold in the future by SkyTex violates or will violate any license or infringes or will infringe any Intellectual Property Rights of others, (ii) SkyTex has not received any notice that any of their Intellectual Property Rights or the operation or currently proposed operation of SkyTex's businesses conflicts or will conflict with Intellectual Property Rights of others, and (iii) there is not any reasonable basis to believe that any such violation, infringement or conflict will or may exist.

            (d) SkyTex is not a party or subject to any contract or agreement which currently requires, or upon the passage of time or occurrence of an event or contingency (whether of default or otherwise) will require, the conveyance of, or disclosure of secret processes or formulae related to, any Intellectual Property Right necessary or required for the conduct of its business.

      As used herein, the term "Intellectual Property Rights" means all licenses, patents, trademarks, service marks, trade names, copyrights, inventions, trade secrets, customer lists, proprietary processes and formulae, applications for patents, trademarks and copyrights, and other industrial and intellectual property rights.

      4.17. Books of Account; Returns and Reports. The books of account of SkyTex fairly and reflect all of SkyTex's items of income and expense, and all assets and liabilities and accruals, capital and surplus, and are prepared and maintained in form and substance adequate for preparing audited financial statements, in accordance with generally accepted accounting principles consistently applied. SkyTex has filed all reports and returns required by any law or regulation to be filed for SkyTex, and has duly paid or accrued on its books of account all applicable duties and charges due (or assessed against them) pursuant to such reports. There has been no material transaction with respect to the business or operations of SkyTex which is not fully described in such books of account, herein or on the schedules hereto.

      4.18. No Defaults. SkyTex is not in violation or default (i) under its Articles of Incorporation or its By-Laws, (ii) under any note, indenture, mortgage, lease, agreement, franchise agreement, contract, purchase order or other instrument or document to which SkyTex is a party or by which it or any of its assets is bound or affected or (iii) with respect to any order, writ, law, regulation, statute, rule, injunction or decree of any court or any Federal, state, local or other governmental agency or instrumentality. There exists no condition, event or act which, with or without the passage of time or the giving of notice or both, could conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the assets of SkyTex under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument or document or order, writ, injunction or decree.

      4.19. Tax Returns. The provisions for taxes reflected in the Balance Sheet is sufficient for the payment of all unpaid Fees, Taxes and Other Charges of SkyTex, whether or not disputed, which were then, are or may become payable by SkyTex at any time as a result of events occurring on or before the Balance Sheet Date. SkyTex has timely and duly filed all United States Federal, state and local and non-United States tax returns which are required to be filed and have paid, or in its books made provision for the payment of, all Fees, Taxes and Other Charges which said returns disclose as having become due and payable or which have become due and payable pursuant to any assessment received. The last year for which the United States Internal Revenue Service has completed its formal audit and review of the United States income tax returns of the Company is the year ended December 31, 199_, and the results of such audit are properly reflected in the financial statements referred to in Section 4.6. SkyTex has not received from any authority any notice of underpayment of any Fees, Taxes and Other Charges. No administrative or judicial proceedings relating to the tax liability of SkyTex are pending and, to the knowledge of SkyTex, the institution of any such proceedings is not contemplated by any authority. SkyTex has not filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended, nor has SkyTex waived restrictions on assessment or collection of taxes or consented to the extension of any statute of limitations with respect to taxation.

      4.20. Insurance. Schedule 4.20 sets forth each insurance policy (specifying the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium and any pending claims thereunder) maintained by SkyTex on its properties, assets, business or personnel, including, without limitation, product liability, fidelity, business interruption and other liability insurance, and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the conditions of the properties and assets owned, leased, occupied and operated by SkyTex. No notice from any insurance carrier insuring SkyTex has been received by SkyTex claiming that SkyTex is in default with respect to any provision contained in any insurance policy, and SkyTex has not failed to give any notice or present any claim under any insurance policy in due and timely fashion. The insurance maintained by SkyTex on its assets, business and personnel is in type and amount adequate for SkyTex's business and in accordance with the standards of the industry in which SkyTex operates, and is under policies currently in effect and issued by insurers of recognized responsibility.

      4.21. Compliance with Laws, etc. SkyTex is in compliance with all Federal, state, local and foreign laws, ordinances, regulations and orders applicable to its business, and the business of SkyTex as currently conducted and as proposed to be conducted in the future is not and will not conflict in any way materially adverse to SkyTex with any such law, ordinance, regulation or order. SkyTex has obtained all Federal, state, local and foreign governmental consents, authorizations, licenses, registrations, permits and approvals material to or necessary for the ownership of its properties and assets and the conduct of its business; all such licenses, registrations and permits are in full force and effect; there have been no violations in respect of any such authorization, license, registration or permit in any way materially adverse to SkyTex; and no proceeding is pending or, to the Knowledge of SkyTex threatened, to revoke or limit any such authorization, license, registration or permit.

      4.22. Related Transactions. Except as set forth in Schedule 4.22, no current or former stockholder, director, officer, employee, consultant or independent contractor of SkyTex is currently, directly or indirectly, a party to any transaction with SkyTex providing for the furnishing of services by or to, the rental of real or personal property to or from, the loan of money to or from, or otherwise requiring the payment of consideration to or from, any such person. With respect to such agreements and transactions set forth in Schedule 4.22, each constitutes a bona fide, arms-length transaction, is commercially reasonable, and reasonably benefits SkyTex.

      4.23. Litigation. Except as disclosed orally and in Schedule 4.23, (i) there is no Proceeding pending or threatened against or relating to SkyTex or its properties or business or the transactions contemplated by this Agreement,
(ii) there is no basis for any Proceeding against or relating to SkyTex or its properties or business or the transactions contemplated by this Agreement, and
(iii) SkyTex is not subject to any outstanding Judgment. There is no Proceeding pending or threatened, which would prevent or interfere with the consummation of the transactions contemplated by this Agreement.

      4.24. Employment of Officers, Employees and Consultants.

            (a) Schedule 4.24 sets forth (i) the name of, and the current annual salary and other compensation (including benefits such as provision of an automobile, insurance, retirement plans, etc.) or the rate of compensation payable by SkyTex to each director, officer, employee, consultant, independent contractor, and stockholder of SkyTex, and the profit sharing, bonus or other form of extra compensation paid or payable by SkyTex to or for the benefit of each such person for the year ended December 31, 1997; (ii) any increase, since January 1, 1998, in the total compensation paid, payable or to become payable by SkyTex to each such person, (iii) each loan or advance (other than routine travel advances) made by SkyTex to any director, officer, employee, consultant, independent contractor or stockholder of SkyTex, and the current status thereof, whether or not presently outstanding and (iv) the names of all persons or entities that have been employed by SkyTex since January 1, 1997, as consultants or other similar independent contractors and the amount of compensation paid to or for the benefit of each such person or entity since such date.

            (b) No third party may assert any valid claim against SkyTex, or with respect to (i) the continued employment by or association with SkyTex of any of the present directors, officers or employees of, or independent contractors to, SkyTex, or (ii) the continued use by SkyTex or any of the present directors, officers or employees of SkyTex of any information which SkyTex or any present director, officer or employee of SkyTex would be prohibited from using under any prior agreements or arrangements or under any laws, including, without limitation, laws applicable to unfair competition, trade secrets or proprietary information.

            (c) Except as set forth in Schedule 4.24, there are no grievances, disputes or controversies pending or threatened between SkyTex and any of its or their present or former directors, officers, employees, consultants or independent contractors, and SkyTex is not currently subject to any claims by present or former directors, officers, employees, consultants or independent contractors, including, without limitation, claims for wages, salaries, commissions or benefits.

      4.25. Employment Plans. Schedule 4.25 sets forth all employment contracts, bonus, stock option, stock purchase, profit sharing, pension, retirement, medical insurance, disability insurance, incentive or other compensation or retirement arrangements to which SkyTex is a party (together with and including all SkyTex Employee Plans) and all amendments or modifications, if any, thereto accompanied by certified copies of any agreements, including trust agreements, embodying such contracts, plans or arrangements, together with certified copies of any determination letters issued by the Internal Revenue Service or U.S. Department of Labor with respect thereto. Each SkyTex Employee Plan and other employment benefit set forth on Schedule 4.25 is in compliance with all applicable Federal, state and local laws, ordinances and regulations.

      4.26. Investment in Competing Business. No director or officer of SkyTex owns of record or beneficially (i) any equity interest or any other financial or profit interest in any firm, corporation, partnership, joint venture, trust, association or other entity (a "Business Entity") which is in competition with SkyTex with respect to any line of SkyTex's products in any market (a "Competing Business"), or (ii) more than three per cent (3%) of the outstanding capital stock of any Competing Business which is publicly traded on any recognized exchange or in the over-the-counter market.

         4.27. Environmental Matters. Without in any way limiting the generality of Section 4.21, SkyTex is in substantial compliance with all applicable laws, governmental rules, ordinances, regulations and orders pertaining to the presence, management, release, discharge, and disposal of toxic or hazardous waste material or substances, pollutants (including conventional pollutants) and contaminants ("Waste"), including, without limitation, the Emergency Planning and Community Right to Know Act (Title III of Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C.

ss.11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss.660, and the standards, including hazard communications and the reporting, labeling and document retention standards relating to hazardous substances, wastes, materials and/or chemicals promulgated thereunder, the federal Clean Water Act, 33 U.S.C. ss.1251 et seq., the federal Clean Air Act, 42 U.S.C. ss.7401 et seq., the federal Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq., the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. ss.9601 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.2601 et seq., as well as applicable state and local law, including state law implementing such federal statutes, and with applicable federal, state, and local regulations implementing any of the foregoing environmental laws.

      4.28. Labor Relations. SkyTex is not a party to any collective bargaining agreement or other labor contract. There has not been any effort to organize the employees of SkyTex not belonging to any union, and no application or complaint has been filed by a union or employee of SkyTex with the National Labor Relations Board.

      4.29. Minute Books, Records, etc. The minute books of SkyTex contain complete and accurate records of all actions of the stockholders and Board of Directors of SkyTex, including, without limitation, all committees of either. The minute books, stock certificate books and stock ledgers of SkyTex contain no errors or omissions, and there has been no transaction involving the business of SkyTex which, according to accepted legal practice, should have been set forth in such books other than those in fact set forth therein.

      4.30. Authorizations and Business Licenses. All material current authorizations or business licenses which have been obtained by or issued to the Company are listed in Schedule 4.30 and are legal, valid and in full force and effect.

5. COVENANTS OF MAJESTIC

      Majestic covenants as follows:

      5.1. Investigation. SkyTex and its authorized representatives shall have the right at any reasonable time to investigate the financial, technical and operating aspects of Majestic; Majestic will give to SkyTex and its authorized representatives full access at all reasonable times to all records and all other properties of Majestic; Majestic will permit SkyTex to make copies thereof or extracts therefrom; and Majestic will secure for SkyTex the full cooperation of all officers, directors and employees of Majestic in connection with such investigation. Nothing contained in this Section shall relieve Stockholders from any liability which may arise from any breach of warranty, covenant, representation or agreement contained in this Agreement.

      5.2. Operation in Usual Manner. Unless expressly approved in writing by SkyTex, from and after the date of this Agreement until the Effective Time, Majestic shall carry on its business in substantially the same manner as it has heretofore. Without limitation of the foregoing, Majestic shall not, except in the ordinary course of business: (i) borrow money or otherwise incur indebtedness; (ii) issue additional stock or options or other rights; agreements or commitments relating to its share capital; (iii) declare any dividends or other distributions; (iv) enter into employment or consulting arrangements with officers or directors, (v) grant other than normal increases in salary, bonuses and other compensation to its officers, employees, and consultants; or (vi) enter into any contract, agreement or undertaking or take any other action outside of the ordinary course of business without obtaining SkyTex's prior written approval.

      5.3. Inconsistent Actions. Majestic will not take any action, or omit the taking of any action, which would result in the breach of any representation or warranty or the violation of any covenant contained in this Agreement.

      5.4. Notice of Material Contracts. From and after the date of this Agreement until the Effective Time, Majestic shall not enter into any new material contract, agreement, or other commitment without having first used its best efforts to furnish SkyTex with prior notice (either written or oral) thereof as much in advance as is reasonably possible. Such notice may be given by telex, telecopy, or other means of telecommunications, and if given orally shall be promptly confirmed in writing. Provision of such notice shall not relieve Majestic of its obligations under any other provision of this Agreement, including Section 5.3; nor upon receiving such notice shall SkyTex be deemed to have consented to the matter that is the subject of notice.

6. COVENANTS OF SKYTEX

      SkyTex covenants as follows:

      6.1. Investigation. Majestic and its authorized representatives shall have the right at any reasonable time to investigate the financial, technical and operating aspects of SkyTex; SkyTex will give to Majestic and its authorized representatives full access at all reasonable times to all records and all other properties of SkyTex; SkyTex will permit Majestic to make copies thereof or extracts therefrom; and SkyTex will secure for Majestic the full cooperation of all officers, directors and employees of SkyTex in connection with such investigation. Nothing contained in this Section shall relieve Stockholders from any liability which may arise from any breach of warranty, covenant, representation or agreement contained in this Agreement.

      6.2. Operation in Usual Manner. Unless expressly approved in writing by Majestic, from and after the date of this Agreement until the Effective Time, SkyTex shall carry on its business in substantially the same manner as it has heretofore. Without limitation of the foregoing, SkyTex shall not, except in the ordinary course of business: (i) borrow money or otherwise incur indebtedness;
(ii) issue additional stock or options or other rights; agreements or commitments relating to its share capital; (iii) declare any dividends or other distributions; (iv) enter into employment or consulting arrangements with officers or directors; (v) grant other than normal increases in salary, bonuses and other compensation to its officers, employees, and consultants; or (vi) enter into any contract, agreement or undertaking or take any other action outside of the ordinary course of business without obtaining Majestic's prior written approval.

      6.3. Inconsistent Actions. SkyTex will not take any action, or omit the taking of any action, which would result in the breach of any representation or warranty or the violation of any covenant contained in this Agreement.

      6.4. Notice of Material Contracts. From and after the date of this Agreement until the Effective Time, SkyTex shall not enter into any new material contract, agreement, or other commitment without having first used its best efforts to furnish Majestic with prior notice (either written or oral) thereof as much in advance as is reasonably possible. Such notice may be given by telex, telecopy, or other means of telecommunications, and if given orally shall be promptly confirmed in writing. Provision of such notice shall not relieve SkyTex of its obligations under any other provision of this Agreement, including
Section 6.3; nor upon receiving such notice shall Majestic be deemed to have consented to the matter that is the subject of notice.

7. ADDITIONAL AGREEMENTS OF THE PARTIES

      7.1. Post Merger Operations. The operations of the Surviving Corporation shall be as follows:

            7.1.1. Name Change. Following the Closing, SkyTex shall take all appropriate actions required to amend its corporate name to be "The Majestic Companies, Ltd.", a Nevada corporation and to change the stock ticker symbol to a symbol reflecting the new corporate name.

            7.1.2. Corporate Offers. Following the Closing, the Surviving Corporation shall maintain its corporate offices at the current offices maintained by Majestic in San Diego, California.

            7.1.3. Officers and Directors. Following the Closing, the officers and directors of the surviving corporation shall be as set forth in Section 2 hereof.

      7.2. Stockholder Approval. SkyTex and Majestic will call and hold their respective stockholders meetings as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger. Unless otherwise requested by applicable fiduciary duties, SkyTex and Majestic shall recommend approval of the Merger and the transactions set forth herein to their respective stockholders and shall use all reasonable efforts to solicit from their respective stockholders proxies in favor of the adoption of this Agreement and approval of the transactions set forth herein.

      7.3. Tax Treatment. Each of SkyTex and Majestic shall use its best efforts to cause the Merger to qualify, and will not take any actions which to its knowledge could reasonably be expected to prevent the merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

         7.4. Amendment of Employment Agreement. At the Closing, the Executive Employment Agreement by and between Majestic and Francis A. Zubrowski shall be assumed by SkyTex and amended or restated to provide (i) for an annual salary of One

Hundred Eighty Thousand Dollars ($180,000), payable in cash in an amount of Fifteen Thousand Dollars (15,000) per month; (ii) for an automobile allowance of One Thousand Dollars ($1,000) per month; (iii) a term of five (5) years from the date of Closing; (iv) a key man life insurance policy of One Million Dollars ($1,000,000); and (v) the accrual of stock options for the remainder of the term thereof (without prejudice to the stock options which accrued and vested as of June 1, 1997 and June 1, 1998), as determined by the Board of Directors of the surviving corporation from time to time.

      7.5. Press Releases. SkyTex and Majestic will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law.

8. CONDITIONS PRECEDENT TO MAJESTIC OBLIGATIONS

      All obligations of Majestic under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

      8.1. Misrepresentations. Majestic shall not have discovered any material error, misstatement or omission in the representations and warranties made by SkyTex in this Agreement or any default under or breach of any covenant or agreement of SkyTex contained in this Agreement.

      8.2. Representations and Warranties Accurate. All representations and warranties of SkyTex contained in this Agreement shall have been true when made and shall be true in all respects on and as of the Closing Date as if the representations and warranties were made on and as of the Closing Date; and SkyTex shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with prior to or at the Closing Date.

      8.3. Litigation Affecting Closing. No Proceeding against SkyTex shall be pending or threatened before any court or any administrative or governmental authority to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, and no investigation that might eventuate in any such Proceeding shall be pending or threatened.

      8.4. Third Party Consents. All approvals, consents and releases by third parties which are necessary and advisable for the Merger and the transactions contemplated herein on the part of SkyTex shall have been obtained and shall be satisfactory to Majestic in form and substance, and originals or certified copies thereof shall have been delivered to Majestic.

      8.5. Stockholder Approval. The stockholders of Majestic shall have approved the Merger on the terms and conditions of this Agreement as required by applicable laws.

      8.6. No Material Adverse Change. At any time after this Agreement there shall not have occurred any material adverse change relating to SkyTex.

9. CONDITIONS PRECEDENT TO SKYTEX'S OBLIGATIONS

      All obligations of SkyTex under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

      9.1. Misrepresentations. An investigation to be made by SkyTex and its authorized representatives does not disclose, and SkyTex has not otherwise discovered any material error, misstatement or omission in the representations and warranties made by Majestic or Stockholders in this Agreement or any default under or breach of any covenant or agreement of Majestic contained in this Agreement.

      9.2. Representations and Warranties Accurate. All representations and warranties of Majestic contained in this Agreement shall have been true when made and shall be true in all respects on and as of the Closing Date as if the representations and warranties were made on and as of the Closing Date; Majestic shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it or him prior to or at the Closing Date. and shall have caused Majestic to perform and comply with all agreements and covenants required by this Agreement to be performed or complied with by Majestic.

      9.3. Litigation Affecting Closing. No Proceeding against Majestic shall be pending or threatened before any court or any administrative or governmental authority to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, and no investigation that might eventuate in any such Proceeding shall be pending or threatened.

      9.4. Third Party Consents. All approvals, consents and releases by third parties which are necessary and advisable for the Merger and the transactions contemplated herein on the part of SkyTex shall have been obtained and shall be satisfactory to SkyTex in form and substance, and originals or certified copies thereof shall have been delivered to SkyTex.

      9.5. Stockholder Approval. The stockholders of SkyTex shall have approved the Merger on the terms and conditions of this Agreement as required by applicable laws.

      9.6. No Material Adverse Change. At any time after this Agreement there shall not have occurred any material adverse change relating to Majestic.

10. BROKERS

         The parties acknowledge a commission to Shogun Investments Group, Ltd. (the "Shogun Commission") and its agents and representatives (including, but not limited to Donald Bradley and Craig Shaber) of 210,000 shares of SkyTex Stock, which commission shall be payable by SkyTex from SkyTex Stock that is issued at the

Closing and is restricted stock. Excepting the Shogun Commission, SkyTex and Majestic represent to each other that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by SkyTex and Majestic and their respective representatives without the intervention of any person or firm in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment to any person or entity.

11. INDEMNIFICATION.

      11.1. Indemnification of Majestic. SkyTex agrees to indemnify and hold harmless Majestic, and its directors, officers, shareholders, employees and agents against and in respect of any and all loss, liability, claims, fines, damages, expenses or deficiencies resulting (i) from any intentional misrepresentation, breach of or any default under any representation or warranty, or breach of or default under any covenant or agreement on the part of SkyTex under this Agreement or any certificate or other instrument furnished or caused to be furnished by SkyTex with respect to the transactions herein contemplated; (ii) from any material misstatement made knowingly and intentionally or in a reckless manner or any omission to state a material fact made knowingly and intentionally or in a reckless manner, in any information submitted by SkyTex or in connection with the transactions contemplated by this Agreement; (iii) from any claim or assertion of facts by a third party; and (iv) from any and all actions, suits, proceedings, demands, assessments, Judgments, costs, reasonable attorneys' fees and other expenses incidental to or arising out of or by reason of any of the foregoing, including interest on any amount payable pursuant to any of the foregoing. If Majestic becomes aware of any facts which could give rise to a claim under this Section 11.1, it shall give prompt notice to SkyTex and if such facts involve the commencement of a proceeding by a third party, Majestic shall give SkyTex an opportunity to cooperate in the defense thereof.

      11.2. Limitation of Liability. Notwithstanding Section 11.1, SkyTex shall not be obligated to pay, in the aggregate, more than $250,000.00 in losses and from the first anniversary of the Closing Date to the second anniversary thereof, not more than $100,000.00 in losses. SkyTex shall have no further liability pursuant to this Section 11 for any claims or other cause of action of which they are not notified within two (2) years from the Closing Date.

      11.3. Indemnification of SkyTex. Majestic agrees to indemnify and hold harmless SkyTex, its directors, officers, stockholders, employees and agents against and in respect of any and all loss, liability, claims, fines, damage, expense or deficiency resulting (i) from any intentional misrepresentation, breach of or default under any representation or warranty, or breach of or default under any covenant or agreement on the part of Majestic under this Agreement; (ii) from any material misstatement made knowingly and intentionally or in a reckless manner, or any omission to state a material fact made knowingly and intentionally or in a reckless manner, in any information submitted by Majestic in connection with the transactions contemplated by this Agreement; (iii) from any claim or assertion of facts by a third party; and
(iv) from any and all actions, suits, proceedings, demands, assessments, Judgments, costs, reasonable legal fees and other expenses incidental to or arising out of or by reason of any of the foregoing, including interest on any amount payable pursuant to any of the foregoing. If SkyTex becomes aware of any facts which could give rise to a claim under this Section 11.3, SkyTex shall give prompt notice to Majestic and if such facts involve the commencement of a proceeding by a third party, SkyTex shall give Majestic an opportunity to cooperate in the defense thereof.

      11.4. Limitation of Liability. Notwithstanding Section 11.3, Majestic shall not be obligated to pay, in the aggregate, more than $250,000.00 in losses and from the first anniversary of the Closing Date to the second anniversary thereof, more than $100,000.00 of losses. Majestic shall have no further liability pursuant to this Section 11 for any claims or other cause of action of which it is not notified within two (2) years from the Closing Date.

12. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      All of the representations, warranties, covenants and agreements made in or pursuant to this Agreement, including but not limited to the indemnification obligations of the parties hereto to one another as provided herein, shall survive the Closing and any investigation made by or on behalf of any party hereto for a period of two (2) years from the Closing Date.

13. BEST EFFORTS TO OBTAIN SATISFACTION OF CONDITIONS

      SkyTex and Majestic agree to use their best efforts to obtain the satisfaction of the conditions specified in this Agreement.

14. SUCCESSORS AND ASSIGNS

      This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto and their respective heirs, legal representatives, successors and assigns.

15. ENTIRE AGREEMENT; EFFECT ON PRIOR DOCUMENTS

      This Agreement and the other documents referred to herein or delivered pursuant hereto contain the entire Agreement among the parties with respect to the transactions contemplated hereby and supersede all prior negotiations, commitments, agreements and understandings among them with respect thereto.

16. NOTICES

      All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by facsimile, overnight courier service or first-class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

      (i)  if to Majestic, to:

           The Majestic Companies, Ltd.
           8880 Rio San Diego Drive
           8th Floor
           San Diego, California  92108
           Attention: Francis A. Zubrowski,
           President & Chief Executive Officer
           Fax:  (619) 209-6078

           with a copy to:

           Patton Boggs, LLP
           250 West  Pratt Street
           Suite 1100
           Baltimore, Maryland  21201
           Attention:  James R. Deveney, II
           Fax:  (410) 659-0621


     (ii)  if to SkyTex, to:

           SkyTex International, Inc.
           15651 Chase Hill Boulevard
           #502
           San Antonio, Texas  78256
           Attention:  Ralph Morren
           Fax:  (210) 694-5947

17. COUNTERPARTS

      This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts together shall constitute but one Agreement.

18. HEADINGS

      The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19. NOUNS AND PRONOUNS

      Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

20. GOVERNING LAW

         This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to its principles of conflicts of laws.

21. SEVERABILITY

      Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

22. AMENDMENT; WAIVER

      Any provision of this Agreement may only be amended or waived if such amendment or waiver is in writing; and, if an amendment, executed by all parties hereto and, if a waiver, executed by the party which is waiving the term, condition or right.

23. EXPENSES

      Each party shall be responsible for its own expenses in connection with all matters relating to the transactions contemplated hereby.

24.      CERTAIN DEFINITIONS

      For purposes of this Agreement:

      24.1. "Closing Date" means the date determined pursuant to Section 2.1 hereof on which the Closing shall occur and the transactions contemplated by this Agreement shall be consummated.

      24.2. "Code" means the Internal Revenue Code of 1986, as amended.

      24.3. "SkyTex Employee Plan" means all SkyTex Pension Plans and all SkyTex Welfare Plans taken together.

      24.4. "SkyTex Pension Plan" means any "employee pension benefit plan" as such term is defined in Section 3 of ERISA which SkyTex has maintained, has made contributions to, or has been obligated to make contributions to since September 1, 1974.

      24.5. "SkyTex Welfare Plan" means any "employee welfare benefit plan" as such term is defined in Section 3 of ERISA which SkyTex maintains or to which it makes contributions.

      24.6. "Constructive Knowledge" means that a person is deemed to have knowledge of a particular fact or circumstance if a reasonable person made aware of all the facts and circumstances actually known to the person whose knowledge is in question would be put on notice of the existence of such particular fact or circumstance.

      24.7. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      24.8. "Fees, Taxes and Other Charges" means all United States Federal, state or local or non-United States fees (including, without limitation, filing, license, recording and registration fees, taxes (including, without limitation, income, franchise, excise, sales, use, transfer, and property (real or personal, tangible or intangible)), assessments, levies, imposts, duties, charges or withholdings of any nature whatsoever, together with any and all penalties, fines, additions thereto or interest thereon.

      24.9. "Intellectual Property" shall have the meaning set forth in Section 3.16.

      24.10. "Judgment" means any judgment, decree, writ, injunction or order of any court or administrative authority or any arbitration award.

      24.11. "Knowledge" means both actual knowledge or Constructive Knowledge.

      24.12. "Liens" means all mortgages, claims, charges, liens, encumbrances, restrictions, options, pledges, calls, commitments, security interests, conditional sales agreements, leases, and other restrictions of any kind and nature.

      24.13. "Proceeding" means any litigation, administrative proceeding, investigation or arbitration.

      IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.

WITNESS:                            THE MAJESTIC COMPANIES, LTD.


/s/ Connie K. White                 By: /s/ Zubrowski             (SEAL)
-----------------------                 ---------------------------------
                                        Francis A. Zubrowski, President &
                                        Chief Executive Officer


                                    SKYTEX INTERNATIONAL, INC.



/s/ Mark Roberts                    By: /s/ Ralph Morren            (SEAL)
-----------------------                 ----------------------------------
                                        Ralph Morren, President